EXHIBIT 20.1

                             FIDELITY BANCORP, INC.
              Dividend Reinvestment and Common Stock Purchase Plan
                         100,000 Shares of Common Stock
                                ($0.01 par value)
              ----------------------------------------------------

This Prospectus relates to 100,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") of Fidelity Bancorp, Inc. (the "Corporation") registered for purchase under the Fidelity Bancorp, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). By a Registration Statement filed with the Securities and Exchange Commission (the "Commission") on January 11, 1994, of which this Prospectus is a part, the Corporation is registering 100,000 shares for issue pursuant to the Plan. The Plan provides each holder of Common Stock with a simple and convenient method of purchasing additional shares without payment of any brokerage commission, service charge or other similar expense.

A participant in the Plan may elect either to reinvest dividends on all of his shares of Common Stock and/or to make optional cash payments of not less than $10 each purchase up to a maximum of $3,500 per quarter and continue to receive regular dividend payments on his other shares. Participants who enroll to reinvest dividends may also make optional cash payments of not less than $10 each purchase up to a maximum of $3,500 per quarter. A participant may withdraw from the Plan at any time.

The purchase price of shares purchased by a participant in the Plan with reinvested dividends on any investment date will be 100% of the average of the daily high and low sales prices of the shares quoted on the NASDAQ National Market System on the investment date. The purchase price of shares purchased with optional cash payments will also be 100% of such average. Since such additional shares of Common Stock will be purchased directly from the Corporation, the Corporation will receive additional funds for general corporate purposes.

The Plan does not represent a change in the dividend policy of the Corporation, which will continue to depend on earnings, financial requirements and other factors. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends as declared by check in the usual manner. It is suggested that this Prospectus be retained for future reference.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 30, 1998.


                              AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance there with files, reports and other information with the Commission.

Reports, proxy statements and other information filed by the Corporation with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates either in person at the Commission's public reference facilities or by mail addressed to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549.

This Prospectus does not contain all of the information in the Registration Statement on Form S-3 filed with the Commission of which this Prospectus is a part. Certain portions of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Corporation and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

                       DOCUMENTS INCORPORATED BY REFERENCE



The following documents filed by the Corporation with the Commission are incorporated by reference in this Prospectus:


1. The Corporation's Registration Statement on Form S-4 (Registration No. 33-55384) filed with the Commission on December 3, 1992.

2. The Corporation's Annual Report on Form 10-KSB and Annual Report to Shareholders for the year ended September 30, 1993.

3. The Corporation's definitive Proxy Statement dated January 10, 1994 in connection with the 1994 Annual Meeting of shareholders.

4. The description of the Corporation's Common Stock contained in its registration statement on Form 8-B dated August 9, 1993 filed under Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.


All other reports filed by the Corporation pursuant to Sections 13(a) or 15(d) of the Exchange Act since September 30, 1993, are deemed to be incorporated by reference.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the foregoing documents incorporated by reference other than certain exhibits. Written requests should be directed to:

                             Richard G. Spencer
                             Vice President
                             Treasurer and CFO
                             Fidelity Bancorp, Inc.
                             1009 Perry Highway
                             Pittsburgh, Pennsylvania  15237

Telephone requests may be directed to the Corporation at (412) 367-3300.



This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of the Corporation since the date hereof. In that connection, reference is made to the section of this prospectus captioned "Incorporation of Certain Documents by Reference

                                TABLE OF CONTENTS

                                                                         Page
                  The Corporation......................................
                  The Plan.............................................
                  Purpose..............................................
                  Participation Options................................
                  Advantages...........................................
                  Administration.......................................
                  Participation........................................
                  Purchases............................................
                  Optional Cash Purchases..............................
                  Expenses.............................................
                  Federal Income Tax Consequences to Participants......
                  Reports to Participants..............................
                  Dividends............................................
                  Certificates of Shares...............................
                  Termination of Participation in the Plan.............
                  Withdrawal of Shares in Plan Accounts ...............
                  Other Information....................................
                  Use of Proceeds......................................
                  Experts..............................................
                  Legal Opinions.......................................
                  Indemnification......................................

                                 THE CORPORATION

The Corporation is a bank holding company. Its banking subsidiary is Fidelity Bank, PaSB (the "Bank"). The Bank is a Pennsylvania - chartered savings bank offering a full range of banking services permitted to savings banks through eight (8) locations in Allegheny and Butler Counties, Pennsylvania. As of
September 30, 1993, the Corporation had total assets of $267,204,993, total deposits of $234,090,602, net loans of $106,585,286 and shareholders equity of $18,543,685. The Corporation's registered office is located at 1009 Perry Highway, Pittsburgh, PA 15337, telephone 412-367-3300.

                                    THE PLAN

The following questions and answers explain and constitute the Corporation's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan").

Purpose
-------

1.       What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of shares of the Corporation's Common Stock with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Since such additional shares of Common Stock will be purchased directly from the Corporation, and not on the open market, the Corporation will receive additional funds for general corporate purposes.

Participation Options
---------------------

2.       What options are available to participants in the Plan?

As a participant (hereinafter "participant" or "you") in the Plan:

You may have cash dividends on all, but not less than all, of your shares of Common Stock automatically reinvested, and also, if you wish, make optional cash purchases of not less than $10.00 each purchase up to a total of $3,500 per calendar quarter; or you may make optional cash purchases of not less than $10 each purchase up to a total of $3,500 per calendar quarter, even if your dividends on Common Stock held by you are not being reinvested.

Advantages
----------

3.       What are the advantages of the Plan?

a) The price of shares purchased with reinvested dividends will be 100% of the market price average as defined in the response to Question 12. The price of shares purchased with optional cash payments also will be 100% of such market price average.

b) No brokerage commissions or service charges will be paid by you in connection with any purchases made under the Plan.

c) Your funds will be fully invested in the Corporation's Common Stock because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares and such shares credited to your Plan account.

d) You will avoid the need for safekeeping of stock certificates of shares credited to your Plan account.

e) Periodic statements reflecting all current activity, including purchases and latest balance, will simplify your record keeping.

Administration
--------------

4.       Who administers the Plan for participants?

Registrar and Transfer Company will administer the Plan, keep records, send statements of account to each participant, and perform other duties related to the Plan. Shares purchased for you under the Plan will be held for you in safekeeping by or through Registrar and Transfer Company until a written request is received from you for the issuance of certificates for all or part of your shares as more fully explained in the response to Question 21. Registrar and Transfer Company also acts as dividend disbursing and transfer agent for the Corporation's Common Stock.

Shares purchased with reinvested dividends and optional cash payments will be registered in the name of Registrar and Transfer Company as nominee. You should continue to hold any shares presently or subsequently registered in your name and should not undertake to transfer such shares to the Corporation or to Registrar and Transfer Company.

Participation
-------------

5.       Who is eligible to participate?

If you are a holder of Common Stock and you have shares registered in your name, you are eligible to participate. If your stock is registered in a name other than your own, (e.g. in the name of a broker or nominee) and you would like to participate, you must either make appropriate arrangements for your broker or nominee to participate on your behalf, or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred to your name.

You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Corporation to permit your participation.

Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person.

6.       Is partial participation possible under the Plan?

Generally, no. If you elect to have dividends on your shares of Common Stock reinvested under the Plan, such reinvestment must be made with respect to all the shares which are registered in your name.

In addition, a broker or nominee holding Common Stock for more than one beneficial owner may participate in the Plan on behalf of less than all such beneficial owners, provided that the dividends on all the shares of Common Stock held on behalf of each beneficial owner participating in the Plan are being reinvested.

7. How does an eligible shareholder participate or change options under the Plan?

As a holder of record of Common Stock, you may join the Plan by completing and signing an Enrollment Card and returning it to Registrar and Transfer Company. Once enrolled in the Plan, you will continue to be enrolled without further action on your part. You may change your investment options at any time by completing and signing a new Enrollment Card and returning it to Registrar and Transfer Company. If your shares are registered in more than one name (i.e. joint tenants, trustees, etc.) all registered holders must sign the Enrollment Card.

You may obtain an Enrollment Card at any time by contacting:

                           Registrar and Transfer Company
                           10 Commerce Drive
                           Cranford, NJ  07016
                           1-800-866-1340

8.   When may an eligible shareholder join the Plan?

As an eligible shareholder, you may join the Plan at any time. Reinvestment of dividends on Common Stock will start with the next Common Stock quarterly dividend payment, provided the Enrollment Card is received on or before the record date of such dividend. If the Enrollment Card is not received on or before the record date of such dividend, it will be necessary to delay reinvestment of dividends until the next quarterly payment date for such stock. Record dates for dividends paid by the Corporation usually precede dividend payment dates by five business days. Ordinarily dividend payment dates are twenty business days following the quarterly declaration dates which are in January, April, July and October each year.

See the response to Question 13 for information on making an initial optional cash purchase.

You will remain a participant in the Plan until you elect to discontinue the reinvestment of dividends, or sell or otherwise dispose of all the Common Stock held in your name and withdraw all shares of Common Stock credited to your Plan account.

The Plan does not represent a change in the Corporation's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon the Corporation's earnings, financial condition and other factors.



9.       What does the Enrollment Card provide?

The Enrollment Card provides for the purchase of additional shares of the Corporation's Common Stock through the following investment options;

a)       "Full Common Stock Dividend Reinvestment"

This option directs the Corporation to invest in accordance with the Plan cash dividends on all shares of Common Stock currently or subsequently registered in your name and on all whole and fractional shares of Common Stock credited to your Plan account. This option also permits you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan; and

b)       "Optional Cash Purchases Only"

This option permits you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan, without reinvesting dividends on Common Stock held by you. If you desire this option, a check payable to Fidelity Bancorp, Inc. covering your initial optional cash purchase must accompany your Enrollment Card. Cash dividends on shares purchased with optional cash payments will automatically be reinvested in additional shares of Common Stock. If you wish to receive cash dividends on such shares, you must withdraw the shares from your Plan account by written notification to Registrar and Transfer Company at the address set forth in the response to Question 7.

Purchases
---------

10.      How are shares of Common Stock acquired under the Plan?

Registrar and Transfer Company will apply dividends and optional cash payments to acquire newly issued shares of the Corporation's Common Stock for the account of participants. Shares acquired under all options of the Plan will consist of authorized but unissued shares and will be purchased directly from the Corporation

11.      How many shares will be purchased for participants?

The number of shares that will be purchased for a participant's account on an Investment Date (as defined in the response to Question 12) will depend on the amount of any dividends and any optional cash payments and the applicable purchase price of the Common Stock. Your Plan account will be credited with the number of shares (including any fractional share computed for four decimal places) that results from dividing the amount of dividends and any optional cash payments to be invested by the applicable purchase price. The amount of your dividends for purposes of this computation will include cash dividends payable on all shares of Common Stock with respect to which you are participating and shares in your Plan account, whether purchased with reinvested dividends or optional cash payments.

12. When and at what price will shares of Common Stock be purchased under the Plan?

Shares of Common Stock will be purchased once each quarter on the Investment Date, which will be the dividend payment date during months in which a dividend is paid on the Common Stock. However, if the Investment Date falls on a date when the NASDAQ National Market System is closed, the first day immediately succeeding such day on which that market is open will be the Investment Date.

For the purpose of making purchases, Registrar and Transfer Company will comingle your funds with those of other holders of Common Stock who are participants in the Plan. Registrar and Transfer Company will apply any dividends and any optional cash payments to the purchase of Common Stock pursuant to the Plan on the Investment Date, except when prohibited under any applicable federal or estate securities laws. No interest will be paid on funds held by Registrar and Transfer Company.

Shares purchased under the Plan with either reinvested dividends or optional cash payments will be acquired by participants at 100 percent of the average of the high and low sales prices of shares of Common Stock as reported on the NASDAQ National Market System on the Investment Date. If there is no trading on that date of shares of Common Stock, the purchase price per share will be determined by the Corporation on the basis of such market quotations as shall deem appropriate.

Optional Cash Purchases
-----------------------

13.  How are optional cash purchases made?

The option to make cash purchases is available to you at the time of joining the Plan by properly completing and signing an Enrollment Card. If you wish to enroll in the "Optional Cash Purchase Only" feature of the Plan, a check or money order payable to Fidelity Bancorp, Inc. covering your first optional cash purchase must accompany your Enrollment Card. Do not send cash. Thereafter, additional optional cash purchases may be made through the use of the form sent with each periodic statement.

Each optional cash payment made by you must be at least $10, and such payments cannot, in any one calendar quarter, exceed a total of $3,500. The same amount of money need not be sent each calendar quarter and there is no obligation to make any additional optional cash purchases after enrollment in the Plan.

Optional  cash  payments  received  from  foreign  participants  must be in U.S.
dollars.

14.  When will optional cash payments received be invested?

Optional cash payments must be received from you at least five days but not more than 30 days prior to an Investment Date and will be applied to the purchase of shares of Common Stock for your account on such Investment Date. Cash payments will be invested once each quarter. Listed on each Dividend Reinvestment Statement are the dates between which the next cash payments will be accepted by Registrar and Transfer Company. No interest will be paid on optional cash payments pending investment. Participants cannot specify the price or timing, or place any other limitations on the purchase of shares other than those specified herein.


15.  Under what circumstances will optional cash payments be returned?

Your uninvested optional cash payments will be returned to you upon written request received by Registrar and Transfer Company at least two business days prior to an Investment Date or if they are received more than 30 days before the next scheduled dividend is to be paid.

Expenses
--------

16. Are there any expenses to participants in connection with purchase under the Plan?

No. There are no brokerage commissions because shares are purchased directly from the Corporation. All expenses of administration of the Plan are paid by the Corporation. However, if you request Registrar and Transfer Company to sell your shares in the event of withdrawal from the Plan as explained in the response to Question 26, you must pay any brokerage commission and any applicable transfer tax incurred.

Federal Income Tax Consequences to Participants
-----------------------------------------------

17.  What are the Federal income tax consequences of participation in the Plan?

The following summary is based upon an interpretation by counsel to the Corporation of present Federal tax laws, regulations and rulings, and may be inapplicable if such laws, regulations or rulings are changed. You should consult your own tax advisor to determine the particular tax consequences that may result from participation in the Plan and the subsequent disposal of shares purchased pursuant to the Plan.

You will be treated, for Federal income tax purposes, as having received, on the dividend date, a dividend equal to the fair market value of the shares acquired with the reinvested dividends on such dividend payment date, and will be taxed accordingly. The tax basis of those shares will equal the fair market value of such shares on the dividend payment date. If you are subject to backup withholding, 31% of the cash dividends otherwise payable will be required to be withheld as the 69% balance will be reinvested in shares, the tax basis of which will be the fair market value on the dividend payment date of the shares so acquired with the 69% balance.

You will not realize any taxable income upon the purchase of shares with optional cash payments since shares purchased with optional cash payments are purchased at 100% of fair market value. The tax basis of shares purchased with optional cash payments will equal your purchase price per share.

Your holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date on which the shares were purchased.

You will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for a portion of those shares or upon withdrawal from or termination of the Plan.

You will realize gain or loss when shares are sold or exchanged, whether by the Plan pursuant to your request upon withdrawal from the Plan or by you after receipt of shares from the Plan. You will also realize gain or loss when you receive a cash payment for the sale of a fraction of a share credited to your account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount that you receive for the shares or fraction of a share and your tax basis thereof.

Under a law which became effective January 1, 1984, every shareholder receiving payments of dividends is required to provide the pay or with his or her correct social security or taxpayer identification number. If this number is not furnished or if an incorrect number is furnished, then the shareholder will be subject to backup withholding.

A shareholder will also be subject to backup withholding if the shareholder has failed to correctly report interest and dividend payments to the Internal Revenue Service or has failed to file a required tax return reporting interest and dividends, in which case the Internal Revenue Service will so notify the shareholder and the Corporation. Finally, a shareholder will be subject to backup withholding with respect to dividends paid on shares acquired on or after January 1, 1984 if the shareholder fails to certify that the social security or taxpayer identification number furnished to the Corporation is correct and that the shareholder is not otherwise subject to backup withholding. A shareholder will be subject to backup withholding on the gross proceeds received upon a sale of shares if the shareholder does not provide his or her taxpayer identification or social security number to the broker through whom the transaction is effected (or to Registrar and Transfer Company in the case of sales effected by Registrar and Transfer Company pursuant to the Plan) in the manner required or the Internal Revenue Service notifies the broker that the number furnished by the shareholder is incorrect.

For shareholders subject to backup withholding, the Corporation is required to withhold thirty-one percent (31%) of each dividend payment as tax. Upon a sale of shares (including any cash payment for fractional shares), the broker must withhold 31% of the gross proceeds if the shareholder is subject to backup withholding. The amount withheld pursuant to backup withholding is not an additional tax. Rather, the Federal income tax liability of the shareholder will be reduced by the amount of tax withheld. If backup withholding results in any overpayment of taxes, a refund may be obtained by the shareholder from the Internal Revenue Service.

The backup withholding rules described above apply whether or not a particular shareholder elects to participate in the Plan. If you are subject to backup withholding, the amount of tax withheld will be deducted from the total amount of dividends paid and only the remaining balance of the dividends will be available for reinvestment under the Plan.

18.  How are income tax withholding provisions applied to foreign shareholders?

In the case of a foreign participant whose income is subject to withholding of U.S. Federal income tax, the appropriate amount of tax will be withheld and the balance will be reinvested.

Reports to Participants
-----------------------

19.  What reports will be sent to participants in the Plan?

As soon as practical after each purchase of Common Stock under the Plan for your account, a statement of account will be mailed to you, normally within 15 business days following the Investment Date. These statements are your continuing record of current activity and cost of your purchase and should be retained for tax purposes. In addition, you will receive copies of communications sent to all holders of the Corporation's Common Stock, including the Corporation's Quarterly Reports and Annual Report to Shareholders, the Notice of Annual Meeting and Proxy Statement and information you will need for reporting your dividend income for Federal income tax purposes.

Each quarterly statement of account will show the price per share to be used in determining the tax basis of the Common Stock purchased in that quarter with reinvested dividends and any optional cash payments to the Plan. An Internal Revenue Service Form (Form 1099) will be mailed to participants at year end showing the total amount of dividend income to be reported by each participant and the total amount of tax, if any, withheld.

Dividends
---------

20. Will participants be credited with dividends on shares held in their accounts under the Plan?

Yes. Dividends on all shares of Common Stock, including fractional shares, credited to your Plan account, whether such shares were purchased with reinvested dividends on Common Stock held by you or with optional cash payments, will be automatically reinvested in additional shares of Common Stock until such shares are withdrawn from your Plan account.

Certificates for Shares
-----------------------

21.  Will certificates be issued for shares purchased?

No. Certificates will not be issued to you for shares credited to your Plan account unless you request in writing that Registrar and Transfer Company do so, whether upon termination of your participating in the Plan or otherwise, or unless the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Shares of Common Stock purchased under the Plan and held by Registrar and Transfer Company will be registered in the name of Registrar and Transfer Company nominee and credited to your Plan account. The number of shares credited to your Plan account. The number of shares credited to your Plan account will be shown on the periodic statement of your account. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates.

At any time, you may request in writing that Registrar and Transfer Company send you a certificate for all or part of the whole shares credited to your Plan account. This request should be mailed to Registrar and Transfer Company at the address set forth in the response to Question 7. Any remaining whole and fractional shares will continue to be credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances. Certificates for whole shares credited to your Plan account will normally be issued within 10 business days of receipt by Registrar and Transfer Company of your written request.

22.  In whose name will certificates be registered when issued to participants?

Plan accounts are maintained in the name in which your shares are registered at the time you enroll in the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to you upon your request.

23.  May shares in a Plan account be pledged?

No. Shares credited to your Plan account may not be pledged or assigned and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.

Termination of Participation in the Plan
----------------------------------------

24.  How does a participant terminate participation in the Plan?


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

You may direct Registrar and Transfer Company in writing at any time to discontinue the reinvestment of dividends on Common Stock held of record by you. This notice should be mailed to Registrar and Transfer Company at the address set forth in the response to Question 7. After initial enrollment in the Optional Cash Purchase Only option, you are never obligated to make optional cash purchases. Optional cash purchases may be made even after you have elected to discontinue the reinvestment of dividends on Common Stock registered in your name.

If you elect to discontinue the reinvestment of dividends on Common Stock held of record in your name, you may either withdraw the whole shares of Common Stock credited to your Plan account (see the response to Question 26) or retain any or all such shares in such account. Dividends on shares of Common Stock retained in your Plan account will continue to be reinvested.

25.  When may a participant terminate participation in the Plan?

You may terminate your participation in the "Full Common Stock Dividend Reinvestment" option under the Plan at any time. If your notice to discontinue reinvestment is received by Registrar and Transfer Company at least ten business days before the record date for the cash dividend, the next dividend will be paid to you in cash. If your notice to discontinue reinvestment is received by Registrar and Transfer Company less than ten business days before the record date for the cash dividend, the next dividend will be reinvested for your account. Thereafter, all dividends on Common Stock held of record by you, as to which you have terminated participation, will be paid to you in cash unless you elect to enroll in the dividend reinvestment option of the Plan again, which you may do at any time.

Any optional cash payment which has been received by Registrar and Transfer Company prior to receipt of a notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is expressly requested in a notice received at least two business days prior to an Investment Date.

Withdrawal of Shares in Plan Accounts
-------------------------------------

26.  How does a participant withdraw shares purchased under the Plan?

You may withdraw all or a portion of the shares of Common Stock credited to your Plan account by notifying Registrar and Transfer Company in writing, specifying the number of shares to be withdrawn. This notice should be mailed to Registrar and Transfer Company at the address set forth in the response to Question 7. Certificate for whole shares of Common Stock so withdrawn will be issued to you as soon as practicable after receipt of your written response. In no case will certificates for fractional shares be issued.

If your notice of withdrawal is not received by Registrar and Transfer Company at least ten business days before the record date for the dividend, the next dividend will be reinvested for your account. After you withdraw shares of Common Stock from your Plan account, cash dividends on such shares will continue to be reinvested in accordance with the Plan if you are enrolled under the "Full Common Stock Dividend Reinvestment" option of the Plan or, if not, will be paid to you in cash.

You may, if you wish, also request that all or a portion of the shares, both whole and fractional, credited to your Plan account be sold. Such request must be in writing and signed by each person in whose name the Plan account appears. If such sale is requested, Registrar and Transfer Company will, as soon as practicable after receiving the request, place a sale order for your account through a broker. You will receive a check for the proceeds of the sale less any brokerage commission and any applicable transfer tax incurred.



27. What happens to any fractional share when you direct Registrar and Transfer Company to sell, or otherwise withdraw, all shares from your Plan account?

Any fractional share in your Plan account will be sold by Registrar and Transfer Company and a cash payment made for the sale price thereof less any transfer tax incurred. The net proceeds for any fractional share, together with any certificates for whole shares, will be mailed to you.

Other Information
-----------------

28. What happens when you sell or transfer all of the Common Stock held of record in your name?

If you dispose of all Common Stock Securities held of record in your name, the dividends on the shares credited to your Plan account (held of record in the name of the agent's nominee) will continue to be reinvested until you notify Registrar and Transfer Company that you wish to withdraw all shares of Common Stock credited to your Plan account.

29. What happens when you sell or transfer some but not all of the Common Stock held of record in your name?

If you are reinvesting the dividends on the shares of Common Stock registered in your name and you dispose of a portion of such shares, the Corporation will continue to reinvest the dividends on the remainder of the shares for which you have elected to have dividends reinvested and which are registered in your name.

30.  What happens if the Corporation declares a stock dividend or a stock split?

Shares of Common Stock distributed by the Corporation pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your account.

Shares distributed pursuant to a stock dividend or a stock split with respect to shares of Common Stock registered in your name will be mailed to you.

31. How will a participant's shares held by Registrar and Transfer Company be voted at shareholders meetings?

Shares held by Registrar and Transfer Company for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This proxy will apply to all shares credited to your Plan account and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

As in the case of shareholders not participating in the Plan, if no instructions are indicated on a properly signed and returned proxy card, all of the shares credited to your Plan account will be voted in accordance with the recommendations of the Corporation's management. If the proxy card is not returned or is returned unsigned, your shares would be voted only if you or a duly appointed representative vote in person at the meeting.


32. What is the responsibility of the Corporation and Registrar and Transfer Company under the Plan?

The Corporation and Registrar and Transfer Company, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale.

Participants should recognize that neither the Corporation nor Registrar and Transfer Company can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.


33.  May the Plan be changed or discontinued?

The Corporation reserves the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. The Corporation also reserves the right to make modifications to the Plan. Participant will be notified of any such suspension, termination or modification. Upon a termination of the Plan, except in the circumstances described below, any uninvested optional cash payments will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account.

In the event the Corporation terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will be enrolled automatically in such other plan and shares credited to their Plan account will be credited automatically to such other plan, unless notice is received to the contrary.

The  Corporation  also  reserves  the  right  to  terminate  any   shareholder's
participation in the Plan at any time.




34.  How may shareholders obtain answers to other questions regarding the Plan?

Any additional questions should be addressed to:

                           Registrar and Transfer Company
                           10 Commerce Drive
                           Cranford, NJ  07016
                           800-368-5948 or 800-346-6084

35.  How is the Plan to be interpreted?

The Plan, the Enrollment Card signed by participants and the participants' accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Corporation and any such determination will be final.

The Corporation may adopt rules and regulations to facilitate the administration of the Plan.

36.  What are some of the responsibilities of participants?

You will have no right to draw checks or drafts against your Plan account or to give instructions to Registrar and Transfer Company with respect to any shares of Common Stock or cash held therein except as expressly provided herein.

You should notify Registrar and Transfer Company promptly in writing of any change of address. Notices to participants will be given by letter addressed to them at their last address of record with Registrar and Transfer Company under the Plan.

                                 USE OF PROCEEDS

The Corporation does not know precisely the number of shares of its Common Stock that it will ultimately sell under the Plan or the prices at which those shares will be sold. The Corporation intends to apply proceeds from the sale of shares pursuant to the Plan to general corporate purposes.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Corporation's Annual Report on Form 10-K for the year ended September 30, 1997 have been so incorporated in reliance on the report of KPMG Peat Marwick, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                                 LEGAL OPINIONS

The validity of the shares of Common Stock of the Corporation offered hereby has been passed upon for the Corporation by Letson, Jarrett & Rosenberg. Letson, Jarrett & Rosenberg have also rendered an opinion with respect to certain tax consequences of participation in the Plan.

                                 INDEMNIFICATION

Under provisions of the Corporation's Articles of Incorporation, a director shall not be personally liable for monetary damages for action taken or for failure to act except as limited by law; and directors, officers, agents and employees of the Corporation are entitled to be indemnified in connection with any actual or threatened lawsuit or proceeding arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. With respect to possible indemnification of directors, officers and controlling persons of the Corporation for liabilities arising under the Securities Act of 1933 pursuant to such provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.